Exhibit No. 23(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements No. 33-51224, No. 33-51226, and No. 33-51222 of The Valspar Corporation on Form S-8 of our reports dated January 8, 1996 with respect to the financial statements of The Valspar Stock Ownership Trust for Salaried Employees, The Valspar Stock Ownership Trust for Hourly Employees, and The Valspar Profit Sharing Retirement Plan for the year ended October 27, 1995 appearing in the Annual Report on Form 10-K of The Valspar Corporation.


/s/ DELOITTE & TOUCHE LLP

January 22, 1996
Minneapolis, Minnesota